Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

to Indenture dated as of May 15, 2003

between Thornburg Mortgage, Inc. and

Deutsche Bank Trust Company Americas, as Trustee

This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of March 31, 2008, among Thornburg Mortgage, Inc. (or its permitted successor), a Maryland corporation (the “Company” and the “Issuer”), Thornburg Mortgage Home Loans, Inc., a Delaware corporation, Adfitech, Inc., a Nevada corporation, Thornburg Acquisition Subsidiary, Inc., a Delaware corporation, Thornburg Mortgage Hedging Strategies, Inc., a Delaware corporation (each a “Guarantor”, collectively the “Guarantors”) and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated May 15, 2003, providing for the issuance from time to time of debt securities of the Company;

WHEREAS, the Company has heretofore executed and delivered to the Trustee a supplemental indenture (the “First Supplemental Indenture”), dated as of May 15, 2003, in connection with its issuance of 8% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company is issuing a series of Senior Subordinated Secured Notes that will be secured by certain assets of the Company and will be guaranteed by the Guarantors;

WHEREAS, Section 4.13(1) of the First Supplemental Indenture provides that the Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company securing Indebtedness of the Company unless in the case of Liens securing Indebtedness of the Company that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

WHEREAS, Section 4.18 of the First Supplemental Indenture provides that the Company shall not permit any of its Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, unless, in any such case such Subsidiary executes and delivers a supplemental indenture to the First Supplemental Indenture, providing a guarantee of payment of the Notes by such Subsidiary;

WHEREAS, the Company and the Guarantors intend to provide by this Second Supplemental Indenture for the benefit of the Holders of the Notes guarantees of the Notes by the Guarantors and a Lien on specified collateral; and

WHEREAS, Section 10.01 of the First Supplemental Indenture provides that the Company and the Trustee may, without the consent of any Holder of the notes, make any change that would provide additional rights or benefits to the Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Original Indenture and the First Supplemental Indenture are amended as set forth herein and the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Article I. Definitions

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

“Guarantor” means any Person that incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“Indenture” means, collectively, the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture.

“Lien Sharing and Priority Confirmation” means the written agreement of the holders of any series of Note Lien Debt, as set forth in the indentures, credit agreement or other agreement governing such series of Note Lien Debt, for the enforceable benefit of all holders of each existing and future series Note Lien Debt, each existing and future Note Lien Representative and each existing and future holder of Permitted Liens or other Liens permitted under Section 4.13 of the First Supplemental Indenture:

(1)	that all Note Lien Obligations will be and are secured equally and ratably by all Note Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such series of Note Lien Debt, whether or not upon property otherwise constituting collateral for such series of Note Lien Debt, and that all such Note Liens will be enforceable by the Note Lien Collateral Agent for the benefit of all holders of Note Lien Obligations equally and ratably;

(2)	that the holders of Obligations in respect of such series of Note Lien Debt are bound by the provisions of this Indenture, including the provisions relating to the ranking of Note Liens and the order of application of proceeds from the enforcement of Note Liens;

(3)	consenting to and directing the Note Lien Collateral Agent to perform its obligations under the Note Lien Security Documents; and

(4)	consenting to the terms of this Supplemental Indenture.

“Note Guarantee” means any guarantee of the obligations of the Company under this Second Supplemental Indenture and the Notes by any Person in accordance with the provisions of this Second Supplemental Indenture.

“Note Lien” means a Lien granted by a security document to the Note Lien Collateral Agent, at any time, upon any property of the Issuer or any Guarantor to secure Note Lien Obligations.

“Note Lien Collateral” means all Collateral (as defined in the Security Agreement) now owned or hereinafter acquired pursuant to the Security Agreement.

“Note Lien Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the Security Agreement, together with its successors in such capacity.

“Note Lien Debt” means:

(1) the Notes and in each case the Note Guarantees thereof by the Guarantors; and

(2) any other Indebtedness of the Company that is secured equally and ratably with the Notes by a Lien that was permitted to be incurred and so secured under the Note Lien Security Documents and the Note Guarantees thereof by the Guarantors.

“Note Lien Documents” means, collectively, the Notes, the notations of Note Guarantee, if any, this Second Supplemental Indenture, any credit agreement or other agreement governing each other series of Note Lien Debt, and the Note Lien Security Documents.

“Note Lien Obligations” means Note Lien Debt and all other Obligations in respect thereof.

“Note Lien Representative” means:

(1) in the case of each series of the Notes, the Note Lien Collateral Agent; or

(2) in the case of any other series of Note Lien Debt, the Trustee, agent or representative of the holders of such series of Note Lien Debt who maintains the transfer register for such series of Note Lien Debt and is appointed as a Note Lien Representative (for purposes related to the administration of the applicable security documents) pursuant to an indenture, credit agreement or other agreement governing such series of Note Lien Debt, together with its successors in such capacity.

“Note Lien Security Documents” means each Lien Sharing and Priority Confirmation with respect to Note Lien Obligations and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements. control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Note Lien upon Note Lien Collateral in favor of the Note Lien Collateral Agent to secure Note Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Security Agreement” means the Security Agreement dated March 31, 2008 among the Company and the Note Collateral Agent.

Article II. Guarantee

Section 2.01. Note Guarantee. The Guarantors hereby agree as follows:

(a) Along with all other Guarantors, to jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the First Supplemental Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. This Note Guarantee is a guarantee of payment and not of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Original Indenture or the First Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Companies, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) Subject to Section 7.06 of the First Supplemental Indenture, the following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d) The Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Original Indenture, the First Supplemental Indenture and this Second Supplemental Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guarantors shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Seven of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Seven of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

Section 2.02. Execution and Delivery. Each Guarantor agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

Section 2.03. Guarantor May Consolidate, Etc., on Certain Terms. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person other than the Company or another Guarantor, unless either:

(a) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(b) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation or limited liability company, organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under this Second Supplemental Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition complies with Section 6.01 of the First Supplemental Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by a Guarantor, such successor Person shall succeed to and be substituted for a Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Second Supplemental Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Second Supplemental Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 6 of the First Supplemental Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 2.04. Releases. Any Guarantor shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon (i) the unconditional release of such Subsidiary from its obligations pursuant to the Second Supplemental Indenture in connection with which such Note Guarantee was executed and delivered; or (ii) any sale or other disposition (by merger or otherwise) to any Person that is not a Subsidiary of the Company of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Subsidiary; provided that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the First Supplemental Indenture; and (b) such assumption, guarantee or other liability of such Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Section 2.05. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, stockholder or agent of the Guarantor (or any holder of an Equity Interest in the Guarantor), as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Note Guarantees, the Indenture, the First Supplemental Indenture or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting the Note Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Guarantee of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Article III. Events of Default

In addition to the Events of Default contained in Section 7.01 of the First Supplemental Indenture, occurrence of the following events shall constitute an Event of Default under the Indenture:

(a) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; or

(b) the occurrence of any of the following

(i) except as permitted by the terms of the Indenture, any Note Lien Security Document is held to be unenforceable or invalid in any respect by a court of competent jurisdiction (and such holding remains unstayed for a period of 30 days) or otherwise ceases for any reason to be fully enforceable and such event continues for a period of 30 days after the Company receives written notice specifying the event (and demanding that it be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; or

(ii) the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Guarantor set forth in or arising under any Note Lien Security Document, except to the extent of any Note Lien purported to be granted thereunder which purports to encumber Collateral that has been released in accordance with the terms of the Indenture and the Note Lien Security Documents.

Article IV. Note Lien Collateral

Section 4.01 Note Lien Collateral and Note Lien Security Documents. The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee or the Note Collateral Agent under the Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Note Lien Security Documents. Deutsche Bank Trust Company Americas is initially appointed to act as the Note Lien Collateral Agent. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Note Lien Security Documents (including, without limitation, the provisions providing for foreclosure and release of Note Lien Collateral) as the same may be in effect or may be amended, modified or waived from time to time in accordance with their terms and the terms of the Indenture, and authorizes and directs the Trustee and the Note Lien Collateral Agent to enter into the Note Lien Security Documents to which they are a party, bind the Holders to the terms set forth in such Note Lien Security Documents and to perform and observe their respective obligations and exercise their respective rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Note Lien Security Documents limits, qualifies or conflicts with a provision of the TIA that is required to be a part of and govern the Indenture, such TIA provision shall control. The Company will deliver to the Trustee copies of all documents delivered to the Note Lien Collateral Agent pursuant to the Note Lien Security Documents and will comply with the provisions of Section 4.20 of the First Supplemental Indenture. The Note Lien Security Documents may be amended, supplemented or modified in accordance with the terms thereof.

All of the rights, protections and privileges granted to the Trustee hereunder shall inure to the benefit of the Note Lien Collateral Agent acting under this Second Supplemental Indenture and under all of the Note Lien Security Documents. Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Note Lien Collateral Agent shall have a duty as to any Note Lien Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Neither the Trustee nor the Note Lien Collateral Agent shall be responsible for the filing form, content or renewal of any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Note Lien Collateral. The Trustee and the Note Lien Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Note Lien Collateral in its possession if the Note Lien Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Note Lien Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee. Neither the Trustee nor the Note Lien Collateral Agent shall be responsible for the existence, genuineness or value of any of the Note Lien Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Note Lien Collateral or for insuring the Note Lien Collateral or for the payment of taxes, charges, assessments or Liens upon the Note Lien Collateral or otherwise as to the maintenance of the Note Lien Collateral.

Neither the Trustee nor the Note Lien Collateral Agent shall have a duty to act outside of the United States in respect of any Note Lien Collateral located in the jurisdiction other than the United States. At any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Note Lien Collateral may at the time be located, the Trustee and/or the Note Lien Collateral Agent shall have the power and may execute and deliver all instruments necessary to appoint one or more persons to act as a co-trustee or co-Note Lien Collateral Agent, or separate trustee or separate collateral agent, and to vest in such person such powers, duties, obligations, rights and trusts as the Trustee and/or the Note Lien Collateral Agent may consider necessary or desirable. No co-trustee or separate trustee or co-collateral agent or separate collateral agent hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.08 and no notice to Noteholders of the appointment of any co-trustee or separate trustee or co-collateral agent or separate collateral agent shall be required. Every separate trustee and co-trustee or separate collateral agent or co-collateral agent shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(a)	all rights, powers, duties and obligations conferred or imposed upon the Trustee and/or the Note Lien Collateral Agent shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (or by the Note Lien Collateral Agent and such separate collateral agent or co-collateral agent), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee and/or the Note Lien Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee or separate collateral agent or co-collateral agent;

(b)	no trustee or collateral agent hereunder shall be personally liable by reason of any act or omission of any other trustee or collateral agent hereunder or under any Note Lien Security Document;

(c)	any notice, request or other writing given to the Trustee or the Note Lien Collateral Agent shall be deemed to have been given to each of the then separate trustees and co-trustees (or separate collateral agent or co-collateral agent), as effectively as if given to each of them.

Section 4.02. Equal and Ratable Sharing of Note Lien Collateral by Holders of Note Lien Debt . Notwithstanding (1) anything to the contrary contained in the Note Lien Security Documents; (2) the time of incurrence of any series of Note Lien Debt; (3) the order or method of attachment or perfection of any Liens securing any series of Note Lien Debt; (4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Note Lien Collateral, (5) the time of taking possession or control over any Note Lien Collateral, (6) that any Note Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien or (7) the rules for determining priority under any law governing relative priorities of Liens:

(a) all Note Liens at any time granted by the Company or any Guarantor will secure, equally and ratably, all present and future Note Lien Obligations; and

(b) all Proceeds of all Note Liens at any time granted by the Company or any Guarantor will be allocated and distributed equally and ratably on account of the Note Lien Debt and other Note Lien Obligations.

This Section 4.02 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Note Lien Obligations, each present and future Note Lien Representative and the Note Lien Collateral Agent as holder of Note Liens. The Note Lien Representative of each future series of Note Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Note Lien Collateral Agent and the Trustee at the time of incurrence of such series of Note Lien Debt.

Section 4.03. Recording; Certificates and Opinions

(a) The Company will furnish to the Trustee the opinions required by TIA §314(b). The Company will furnish to the Trustee the annual opinion required by TIA §314(b)(2) beginning May 1, 2009.

(b) To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Note Lien Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel (which may be internal counsel), that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Note Lien Collateral.

(c) If, in connection with any release of Note Lien Collateral pursuant to this Second Supplemental Indenture, the Company requests that the Trustee or the Note Lien Collateral Agent confirm such release or provide any release or termination statement with respect to such release, the Company will furnish to the Trustee and to the Note Lien Collateral Agent (i) any certificate or opinion required by TIA §314(d) as set forth in Section 13.03(b) hereof; (ii) an Officer’s Certificate attaching such releases or termination statements; and (iii) an Opinion of Counsel to the effect that (A) the documents furnished pursuant to TIA §314(d) satisfy the requirements of TIA §314(d) or that no such documents are required by TIA §314(d) in connection with such release, and (B) all conditions precedent to the release of Note Lien Collateral in this Second Supplemental Indenture, the Note Lien Security Documents have been complied with, and such release complies with the foregoing requirements. Upon receipt of the foregoing, the Trustee and the Note Lien Collateral Agent will provide such requested confirmation or release or termination statement. The Trustee and the Note Lien Collateral Agent may, to the extent permitted by Sections 8.01 and 8.02 of the First Supplemental Indenture, accept as conclusive evidence of compliance with this Section 4.03 the appropriate statements contained in such documents and such Opinion of Counsel.

Section 4.04. Freedom to Deal. So long as the Note Lien Collateral Agent has not exercised its rights with respect to Note Lien Collateral, or as may be otherwise provided in the Note Lien Security Documents, upon the occurrence and during the continuance of an Event of Default, the Company and the Guarantors will have the right, as against the Note Lien Collateral Agent, the Note Lien Representatives, the Holders and any holders of other Note Lien Obligations:

(a) to remain in possession and retain exclusive control of the Note Lien Collateral; to conduct ordinary course activities with respect to the Note Lien Collateral; to operate, alter or repair the Note Lien Collateral; and to collect, invest and dispose of any income therefrom; and

(b) to sell or otherwise dispose of any property subject to the Note Liens, subject to the restrictions and obligations set forth in Section 6.01 of the First Supplemental Indenture and Section 2.03 hereof.

Section 4.05. Enforcement of Note Lien. Upon the occurrence and during the continuance of an Event of Default, the Trustee may pursue any available remedy, including directing the Note Lien Collateral Agent to enforce the Note Liens securing the Notes, subject to the provisions of Sections 8.01 and 8.02 of the First Supplemental Indenture; and the Trustee will be subject to such instructions as may be given to it by the Holders of a majority in outstanding principal amount of the Notes to direct (and in its sole discretion and without the consent of the Holders may direct) on behalf of the Holders as the Note Lien Representative with respect to the Notes, the Note Lien Collateral Agent to take all actions it deems necessary in order to:

(a) foreclose upon or otherwise enforce any or all of the Note Liens;

(b) enforce any of the terms of the Note Lien Security Documents; or

(c) collect and receive payment of any and all of the Note Lien Obligations.

Section 4.06. Relative Right. Nothing in the Note Lien Security Documents will:

(a) impair, as between the Company and the Holders, the obligation of the Company to pay principal of, premium and interest on the Notes in accordance with their terms or any other Obligation of the Company or any Guarantor

(b) affect the relative rights of Holders as against any other creditors of the Company or any Guarantor (other than holders of Senior Notes, certain Permitted Liens or other Note Liens and except as expressly set forth in the Note Lien Security Documents);

(c) restrict the right of any Holder to sue for payments that are then due and owing;

(d) restrict or prevent any Holder or any holder of other Note Lien Obligations, the Note Lien Collateral Agent or any Note Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default; or

(e) restrict or prevent any Holder or any holder of other Note Lien Obligations, the Note Lien Collateral Agent or any Note Lien Representative from taking any lawful action in an insolvency or liquidation proceeding.

Section 4.07. Authorization of Receipt of Funds by the Trustee Under the Note Lien Security Documents. The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Note Lien Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Second Supplemental Indenture.

Section 4.08. Release of Liens in Respect of Notes. The Note Liens upon the Note Lien Collateral will be released and no longer secure the Notes outstanding under the First Supplemental Indenture or any other Note Lien Obligations, and the right of the Holders or any holder of other Note Lien Obligations to the benefits and proceeds of the Note Liens on the Note Lien Collateral will terminate and be discharged:

(a) upon satisfaction and discharge of the Indenture pursuant to Article 11 of the First Supplemental Indenture;

(b) upon Legal Defeasance or Covenant Defeasance;

(c) upon payment in full of all Notes outstanding under this Indenture and all outstanding Note Lien Obligations due and payable under this Indenture at the time the Notes are paid in full and discharged;

(d) in whole or in part, with the consent of the Holders of a majority in aggregate principal amount of the Notes in accordance with Section 10.02 of the First Supplemental Indenture;

(e) upon the taking of Note Lien Collateral by eminent domain, condemnation or in similar circumstances;

(f) in the case of Note Liens on Note Lien Collateral owned by any Guarantor, upon the release of the Note Guarantee of such Guarantor in accordance with Section 2.04 hereof;

(g) as to any Note Lien Collateral that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Subsidiary of the Company in connection with the enforcement of a Permitted Lien so long as the Lien attaches to the proceeds of such enforcement action;

(h) as to any funds or other property held in the Securities Account described in the definition of “Included Property” in the Security Agreement, when such funds or other property is withdrawn from such Securities Account; provided that no such withdrawal may take place until such funds or other property has been in such Securities Account for at least three (3) days; or

(i) in whole or in part, upon the release of the Lien upon such Note Lien Collateral pursuant to the Security Agreement made by the Company and the Guarantors in favor of Wilmington Trust Company as note lien collateral agent dated as of March 31, 2008 in respect of the Company’s Senior Subordinated Secured Notes due 2015.

Any release of Note Lien Collateral made in accordance with the provisions of this Section 4.08 or any Note Lien Security Document will be deemed not to impair the Liens in the Note Lien Collateral not so released under the Note Lien Documents in contravention of the provisions hereof.

Section 4.09. Sufficiency of Release. All purchasers and grantees of any Note Lien Collateral purporting to be released will be entitled to rely upon any release executed by the Note Lien Collateral Agent or the Trustee as sufficient for the purpose of this Indenture and the Note Lien Security Documents and as constituting a good and valid release of the Note Lien Collateral therein described from the Lien of this Indenture and the Note Lien Security Documents.

Article V. Miscellaneous

Section 5.01. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

Section 5.02. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.03. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.04. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

Section 5.05. Amendments. Except as provided in the Indenture, the Company, the Note Guarantors and the Trustee may amend or supplement the Note Guarantees or the Note Lien Security Documents with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class.

*  *  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: March 31, 2008

THORNBURG MORTGAGE, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	President & Chief Executive Officer

THORNBURG MORTGAGE HOME LOANS, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Chairman

ADFITECH, INC.

By:	/s/ Tom Apel
Name:	Tom Apel
Title:	Chief Executive Officer

THORNBURG ACQUISITION SUBSIDIARY, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	President & Chief Executive Officer

THORNBURG MORTGAGE HEDGING STRATEGIES, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Chairman & Chief Executive Officer

Signature Page to Supplemental Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS AS TRUSTEE

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

Signature Page to Supplemental Indenture